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                                                                    Exhibit 99.6


               Form of Information Agent Agreement March __, 1996



Ohio Edison Company
76 South Main Street
Akron, OH 44308


                               LETTER OF AGREEMENT

This Letter of Agreement (the "Agreement") sets forth the terms and conditions under which Georgeson & Company Inc. ("Georgeson") has been retained by Ohio Edison Company ("Ohio Edison") as Information Agent for its upcoming exchange offer (the "Offer"). The term of the Agreement shall be the term of the Offer, including any extensions thereof.

    1. During the term of the Agreement, Georgeson will: provide advice and consultation with respect to the planning and execution of the Offer; assist in the preparation and placement of newspaper ads; assist in the distribution of Offer documents to brokers, banks, nominees, institutional investors, and other shareholders and investment community accounts; answer collect telephone inquiries from shareholders and their representatives; and, if requested, call individuals who are registered holders.

    2. Ohio Edison will pay Georgeson a fee of $10,000.00, of which half is payable in advance per the enclosed invoice and the balance at the expiration of the offer, plus an additional fee to be mutually agreed upon if the offer is extended more than thirty days beyond the initial expiration date or if there is a competing offer. If Georgeson is requested to call individuals who are holders of the issue, Ohio Edison Company will pay Georgeson an additional sum computed on the basis of $4.50 per call for all incoming and/or outgoing calls. In addition, Ohio Edison will reimburse Georgeson for reasonable costs and expenses incurred by Georgeson in fulfilling the Agreement, including but not limited to: expenses incurred by Georgeson in the preparation and placement of newspaper ads, including typesetting and space charges; postage and freight charges incurred by Georgeson in the delivery of Offer documents; printing costs; charges for the production of shareholder lists (paper, computer cards, etc.), statistical analyses, mailing labels, or other forms of information requested by Ohio Edison or its agents and other expenses or disbursements authorized by Ohio Edison or its agents.


    3. If requested, we will check, itemize and pay, on your behalf, from funds provided by you, the charges of brokers and banks for forwarding Offer material to beneficial owners. To ensure that we have sufficient funds in your account to pay these bills promptly, you agree to provide us, at the time we complete the initial delivery of this material, with a preliminary payment equal to 75% of the anticipated broker and bank charges for distributing this material. For this service, you will pay us five dollars and fifty cents ($5.50) for each broker and bank invoice paid by us. If you
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Ohio Edison Company
March __, 1996
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        prefer to pay these bills directly, please strike out and initial this clause before returning the Agreement to us.

    4. Georgeson hereby agrees not to make any representations not included in the Offer documents.

    5. Ohio Edison agrees to indemnify and hold Georgeson harmless against any loss, damage, expense (including, without limitation, legal and other related fees and expenses), liability or claim arising out of Georgeson's fulfillment of the Agreement (except for any loss, damage, expense, liability or claim arising out of Georgeson's own negligence or misconduct). At its election, Ohio Edison may assume the defense of any such action. Georgeson hereby agrees to advise Ohio Edison of any such liability or claim promptly after receipt of any notice thereof. The indemnification contained in this paragraph will survive the term of the Agreement.

    6. Georgeson agrees to preserve the confidentiality of all non-public information provided by Ohio Edison or its agents for our use in providing services under this Agreement, or information developed by Georgeson based upon such non-public information.

By executing the Agreement below the undersigned agrees to be bound by its terms.

ACCEPTED:                               Sincerely,

OHIO EDISON COMPANY                     GEORGESON & COMPANY INC.

By:                                     By:
    --------------------------------        ---------------------------------
                                                    Managing Director

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Date:
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